As filed with the Securities and Exchange Commission on August 7, 2018

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PENN NATIONAL GAMING, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	23-2234473
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

825 Berkshire Boulevard, Suite 200, Wyomissing, Pennsylvania (Address of principal executive offices)	19610 (Zip Code)

Penn National Gaming, Inc. 2018 Long Term Incentive Compensation Plan

(Full title of the plan)

Carl Sottosanti, Esq.

Executive Vice President, General Counsel and Secretary

Penn National Gaming, Inc.

825 Berkshire Boulevard, Suite 200

Wyomissing, Pennsylvania 19610

(Name and address of agent for service)

(610) 373-2400

(Telephone Number, including area code, of agent for service)

With a copy to:

Peter W. Hennessey

Ballard Spahr LLP

1735 Market Street, 51st Floor

Philadelphia, PA 19103-2297

(215) 665-8500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Emerging growth company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)		Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common stock $0.01 par value	12,700,000 shares	(3)	$31.21	$396,367,000	$49,347.69

(1) Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), which may become issuable under the equity plan being registered pursuant to this Registration Statement by reason of stock splits, stock dividends, recapitalizations or any other similar capital adjustments affected as required by such plans.

(2) Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee. The maximum offering price per share and the maximum aggregate offering price are based on the average of the $32.32 (high) and $30.09 (low) sale price of the Registrant’s Common Stock as reported on the NASDAQ Global Select Market on August 1, 2018, which date is within five business days prior to filing this Registration Statement.

(3) Represents 12,700,000 shares of Common Stock reserved for issuance under the Penn National Gaming, Inc. 2018 Long Term Incentive Compensation Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All information required by Part I to be contained in the prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by Penn National Gaming, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

•                                          the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the Commission on March 1, 2018;

•                                          the Company’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2018, filed with the Commission on May 7, 2018, and for the quarter ended June 30, 2018, filed with the Commission on August 1, 2018;

•                                          the Company’s Current Reports on Form 8-K filed with the Commission on February 28, 2018, March 1, 2018 (Item 8.01 only), March 13, 2018, March 19, 2018, March 21, 2018, March 26, 2018, March 29, 2018, May 30, 2018, June 13, 2018 and June 19, 2018; and

•                                          the description of the Company’s Common Stock included in its registration statement on Form 8-A as filed on May 26, 1994.

All documents subsequently filed (other than respective filings or portions of filings that are furnished, under applicable Commission rules, rather than filed) by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents. Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in any other subsequently filed document which also is deemed to be incorporated by reference herein or in any subsequently filed appendix to this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  DESCRIPTION OF SECURITIES

Not applicable.

Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Sections 1741 and 1742 of the Pennsylvania Business Corporation Law (“PBCL”), a business corporation has the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action or proceeding, if such person acted in good faith in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of a threatened, pending or completed action or proceeding by or in the right of the corporation, such indemnification only covers expenses and excludes judgments and amounts paid in settlement with respect to such action or proceeding, and no indemnification can be made for expenses if such person has been adjudged to be liable to the corporation unless, and only to the extent that, a court determines upon application that, despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

In addition, PBCL Section 1744 provides that, unless ordered by a court, any indemnification referred to above shall be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the indemnitee has met the applicable standard of conduct. Such determination shall be made:

(1)         by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding;

(2)         if such a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

(3)         by the shareholders.

Notwithstanding the above, PBCL Section 1743 provides that to the extent that a director or officer of a business corporation is successful on the merits or otherwise in defense of a proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Further, PBCL Section 1745 provides that expenses (including attorneys’ fees) incurred by an officer or director of a business corporation in defending any such proceeding may be paid by the corporation in advance of the final disposition of the proceeding upon receipt of an undertaking to repay the amount advanced if it is ultimately determined that the indemnitee is not entitled to be indemnified by the corporation.

Also, PBCL Section 1746 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the foregoing provisions is not exclusive of any other rights to which a person seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, and that indemnification may be granted under any bylaw, agreement, vote of shareholders or directors or otherwise for any action taken or any failure to take any action whether or not the corporation would have the power to indemnify the person under any other provision of law and whether or not the indemnified liability arises or arose from any action by or in the right of the corporation; provided, however, that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

The Company’s bylaws provide for indemnification, to the fullest extent permitted by Pennsylvania law, for directors, officers and certain employees against all liability, loss and expense (including attorneys’ fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by such person by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee, agent, fiduciary or trustee of another corporation or of a partnership, joint venture, trust, employee benefit plan or other enterprise or entity. The Company’s bylaws also require the advancement of expenses. PBCL Section 1747 permits a Pennsylvania business corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation or other enterprise, against any liability asserted against such person and incurred by such individual in any such capacity, or arising out of his or her status as such, whether or not the corporation or other enterprise would have the power to indemnify the person against such liability under the provisions described above.

Article VIII of the Company’s bylaws provides that, among other things, it may purchase and maintain insurance to secure its indemnification provisions.

The Company maintains directors’ and officers’ liability insurance covering its directors and officers with respect to liabilities, including liabilities under the Securities Act, which they may incur in connection with their serving as such. Under this insurance, the Company may receive reimbursement for amounts as to which the directors and officers are indemnified by the Company under the bylaw indemnification provisions described above. Such insurance also provides certain additional coverage for the directors and officers against certain liabilities even though such liabilities may not be covered by the bylaw indemnification provisions described above.

As permitted by PBCL Section 1713, the Company’s bylaws provide that no director shall be personally liable, as such, for monetary damages for any action taken, or failure to take any action, unless (i) the director has breached or failed to perform the duties of his or her office under the articles, bylaws or the PBCL; and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. The PBCL states that this exculpation from liability does not apply to the responsibility or liability of a director pursuant to any criminal statute or the liability of a director for the payment of taxes pursuant to federal, state or local law. It is uncertain whether this provision will control with respect to liabilities imposed upon directors by federal law, including federal securities laws. PBCL Section 1715(d) creates a presumption, subject to exceptions, that a director acted in the best interests of the corporation. PBCL Section 1712, in defining the standard of care a director owes to the corporation, provides that a director stands in a fiduciary relation to the corporation and must perform his or her duties as a director or as a member of any committee of the board of directors in good faith, in a manner he or she reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances.

Item 7.  EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

Item 8.  EXHIBITS

Number	Description

5.1*	Opinion of Ballard Spahr LLP.
10.1	Penn National Gaming, Inc. 2018 Long Term Incentive Compensation Plan (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on June 13, 2018)
10.2*	Form of Notice of Award of Restricted Stock for the Penn National Gaming, Inc. 2018 Long Term Incentive Compensation Plan.
10.3*	Form of Notice of Award of Phantom Stock Units for the Penn National Gaming, Inc. 2018 Long Term Incentive Compensation Plan.
10.4*	Form of Non-Qualified Stock Option Certificate for the Penn National Gaming, Inc. 2018 Long Term Incentive Compensation Plan.
10.5*	Form of Notice of Stock Appreciation Right Award for the Penn National Gaming, Inc. 2018 Long Term Incentive Compensation Plan.
10.6*	Penn National Gaming, Inc. Performance Share Program.
10.7*	Form of Notice of Award of Restricted Stock for Performance Share Program for the Penn National Gaming, Inc. 2018 Long Term Incentive Compensation Plan.
10.8*	Form of Performance Share Program Restricted Stock Award Certificate for the Penn National Gaming, Inc. 2018 Long Term Incentive Compensation Plan.
23.1*	Consent of Deloitte & Touche LLP.
23.2*	Consent of Ernst & Young LLP.
23.3*	Consent of Ballard Spahr LLP (included as part of Exhibit 5.1).
24.1*	Power of Attorney (included in signature page of this Registration Statement on Form S-8).

*Filed herewith.

Item 9.  UNDERTAKINGS

(a)         The undersigned Registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wyomissing, Commonwealth of Pennsylvania, on this 7th day of August, 2018.

PENN NATIONAL GAMING, INC.

By:	/s/ Timothy J. Wilmott
Timothy J. Wilmott
Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William J. Fair and Carl Sottosanti, and each or any one of them, his or her true and lawful Attorneys-in-Fact (the “Attorneys-in-Fact”), with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said Attorneys-in-Fact, and each of them, full power and authority to perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said Attorneys-in-Fact, or any of them, or his, her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Timothy J. Wilmott	Director and Chief Executive Officer	August 7, 2018
Timothy J. Wilmott	(Principal Executive Officer)

/s/ William J. Fair	Executive Vice President and Chief Financial Officer	August 7, 2018
William J. Fair	(Principal Financial Officer and Principal Accounting Officer)

/s/ Peter M. Carlino	Chairman of the Board	August 7, 2018
Peter M. Carlino

/s/ David A. Handler	Director	August 7, 2018
David A. Handler

/s/ John M. Jacquemin	Director	August 7, 2018
John M. Jacquemin

/s/ Barbara Shattuck Kohn	Director	August 7, 2018
Barbara Shattuck Kohn

/s/ Ronald J. Naples	Director	August 7, 2018
Ronald J. Naples

/s/ Saul V. Reibstein	Director	August 7, 2018
Saul V. Reibstein

/s/ Jane Scaccetti	Director	August 7, 2018
Jane Scaccetti